Exhibit 5.1

CLARK WILSON LLP	File No: 40710-0001/CW7555567.2	CLARK WILSON LLP Barristers & Solicitors Patent & Trade-Mark Agents 900 - 885 West Georgia Street Vancouver, BC V6C 3H1 Canada T. 604.687.5700 F. 604.687.6314 cwilson.com

September  17, 2014

VIA ELECTRONIC MAIL

KonaRed Corporation
2829 Ala Kalanikaumaka St., Suite F-133
Koloa, Hawaii 96756

Attention:	Shaun Roberts, President, Chief Executive Officer and Director

Dear Sirs:
Re:KonaRed Corporation – Registration Statement on Form S-1

We have acted as counsel to KonaRed Corporation (the “Company”), a Nevada corporation, in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the resale of up to 42,750,000 shares (the “Registered Shares”) of common stock of the Company by the selling stockholders named in the Registration Statement.

In connection with this opinion, we have reviewed:

(a)	the articles of incorporation of the Company, as amended;

(b)	the bylaws of the Company;

(c)	resolutions adopted by the board of directors of the Company pertaining to the Registered Shares;

(d)	the Registration Statement; and

(e)	the prospectus (the “Prospectus”) constituting a part of the Registration Statement.

We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.  As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or a certificate of an officer and director of the Company.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares have been duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company.

This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

cc: United States Securities and Exchange Commission